Exhibit 4.2

ATHENE HOLDING LTD.

WARRANT FOR THE PURCHASE OF CLASS A COMMON SHARES,

PAR VALUE $0.001 PER SHARE,

OF ATHENE HOLDING LTD.

[DATE]

Warrant to Purchase

[    ] Class A Common Shares

FOR VALUE RECEIVED, ATHENE HOLDING LTD., a Bermuda exempted company (the “Company”), hereby certifies that [NAME OF WARRANTHOLDER], its successor or permitted assigns (the “Holder”), is entitled, subject to the provisions of this Warrant, to purchase from the Company, [        ] fully paid and non-assessable Class A Common Shares (as defined below) of the Company at a purchase price per Class A Common Share equal to the Exercise Price (as defined below). The number of Class A Common Shares to be received upon the exercise of this Warrant and the purchase price to be paid for a Class A Common Share are subject to adjustment from time to time as hereinafter set forth.

1. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with, such Person including, without limitation, any general partner of such Person if such Person is a partnership and any managing member of such Person if such Person is a limited liability company. An “Affiliate” of the Company includes each of the Company’s direct or indirect subsidiaries, whether or not in existence on the date hereof.

“Aggregate Exercise Price” means, with respect to any exercise of this Warrant, the Exercise Price multiplied by the applicable number of Warrant Shares to be acquired upon exercise.

“Bermuda Court” has the meaning set forth in Section 11 hereof.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Class A Common Shares” means Class A common shares of the Company, par value $0.001 per share.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, while “Controlled” and “Controlling” have correlative meanings.

“Corporate Action” has the meaning set forth in Section 5(a) hereof.

“Exercise Price” means $[__] per Warrant Share, as the same may be adjusted from time to time as provided in this Warrant.

“Market Price Per Class A Common Share” means, at any date of determination, the closing price of a Class A Common Share as reported by Bloomberg (or its equivalent, nationally recognized successor if Bloomberg ceases to provide such reports) as of the close of business on the day immediately preceding the date on which this Warrant is exercised; provided, however, that if the Class A Common Shares are not publicly traded such time of determination, the Board shall reasonably determine the Market Price Per Class A Common Share in good faith as it deems appropriate.

“Person” means any natural person, partnership, limited partnership, corporation, limited liability company or partnership, association, joint stock company, trust, joint venture, unincorporated organization, or the United States or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Transfer” means any transfer, sale, exchange, assignment, lien or other disposition (irrespective of whether any of the foregoing are effected, with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death), including (i) the grant of an option to acquire either or both of the legal or beneficial ownership of a Warrant, (ii) any sale or other disposition of any legal or equitable interest in a Warrant (including any voting right attaching to it), (iii) any direction (by way of renunciation or otherwise) by a Person entitled to an allotment or issue of a Warrant that it be allotted or issued to another Person, (iv) any grant of any lien over a Warrant and (v) any agreement to effect any of the foregoing.

“Warrant Shares” means the Class A Common Shares deliverable upon exercise of this Warrant, as the same may be adjusted from time to time as provided in this Warrant.

2. Exercise of Warrant.

(a) The Holder is entitled to exercise this Warrant in whole or in part at any time, or from time to time, on the terms provided herein. To exercise this Warrant, the Holder shall deliver to the Company (i) an executed Warrant Exercise Notice substantially in the form set forth in Annex A hereto, (ii) this Warrant, (iii) subject to Section 2(d) hereof, the applicable Aggregate Exercise Price and (iv) a validly signed IRS Form W-9 (if Holder is a U.S. person for federal income tax purposes) or Form W-8 (if Holder is not a U.S. person for federal income tax purposes); provided, however, that the Company may permit electronic exercise and delivery of this Warrant through its third-party stock plan administrator and, in such case, the Holder shall follow the administrative procedures of the Company and its third-party stock plan administrator for such electronic exercise. Upon such delivery and payment, the Holder shall be deemed to be the holder of record of the Warrant Shares subject to such exercise, notwithstanding that the stock transfer books of the Company shall then be closed.

(b) The Aggregate Exercise Price shall be paid by wire transfer of immediately available funds to an account designated by the Company to the Holder or in accordance with Section 2(d) herein. If applicable, the Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares; provided, however, that the Company shall not be required to pay any taxes that may be payable in respect of any Transfer involved in the issuance and delivery of the Warrant Shares in a name other than that of the Holder

(c) Upon exercise of this Warrant in conformity with the foregoing provisions, the Company shall transfer to the Holder of this Warrant appropriate evidence of ownership of the Class A Common Shares or other securities or property (including any money) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, the name or names of the Holder or its transferee pursuant to Section 4 hereof as may be directed in writing by the Holder, and shall deliver such evidence of ownership and any other securities or property (including any money) to the Person or Persons entitled to receive the same (or, alternatively, register the transfer in book-entry form).

(d) In lieu of making a cash payment of the Aggregate Exercise Price to exercise this Warrant pursuant to Section 2(a) and 2(b) (but in all other respects in accordance with the exercise procedure set forth in Section 2(a)), the Holder may elect to convert this Warrant, in whole or in part at any time, or from time to time, into Class A Common Shares, in which event the Company will issue to the Holder the number of Class A Common Shares equal to the amount resulting from the following equation:

X =	(A - B) x C where:
A

X =	the number of Class A Common Shares issuable upon exercise pursuant to this Section 2(d);

A =	the Market Price Per Class A Common Share on the date on which the Holder delivers a Warrant Exercise Notice to the Company pursuant to Section 2(a);

B =	the Exercise Price; and

C =	the number of Class A Common Shares as to which this Warrant is being exercised pursuant to Section 2(a).

If the foregoing calculation results in zero or a negative number, then no Class A Common Shares shall be issued upon exercise pursuant to this Section 2(d). If such calculation results in fractional Class A Common Shares issuable pursuant to this Section 2(d), then the number of Class A Common Shares issued under this Section 2(d) shall be rounded up to the nearest whole number.

3. Reservation of Class A Common Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of its authorized but unissued Class A Common Shares or other securities of the Company from time to time issuable upon exercise of this Warrant as will be sufficient to permit the exercise in full of this Warrant. All such Class A Common Shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens or restrictions on sale and free and clear of all preemptive rights, in each case except to the extent created by the Holder.

4. Exchange, Transfer or Assignment of Warrant.

(a) All covenants and agreements in this Warrant by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted transferees.

(b) This Warrant and the rights of the Holder of this Warrant with respect thereto shall be transferred to any Person who is the transferee of such Warrant; provided, that such Transfer is made in accordance with Section 4(c). All of the obligations of the Company hereunder shall survive any Transfer of rights made in accordance with this Section 4.

(c) This Warrant shall not be assignable or otherwise transferable by the Holder, except, subject to this Section 4, by designation of a beneficiary, by will or by the laws of descent and distribution, for estate planning purposes or to an Affiliate that is Controlled by such Holder. No Transfer of this Warrant or the rights of the Holder with respect to this Warrant pursuant to this Section 4 shall be effective unless and until the transferee of this Warrant (i) surrenders such Warrant to the Company, together with the Warrant Assignment Form duly executed, the form of which is set forth in Annex B and (ii) agrees in an addendum to this Warrant to be bound by and subject to the terms and conditions of this Warrant, which addendum shall be furnished to the Company and shall specify (A) the name and address of such transferee and (B) the number and class of Warrants Transferred to such transferee. Upon surrender of this Warrant to the Company, the Company shall, as promptly as practicable and without charge, execute and deliver a new Warrant (or register on in the records of the Company) in the name of the transferee named in such Warrant Assignment Form and, if the Holder’s entire interest is not being assigned, in the name of the Holder, and this Warrant shall promptly be canceled.

5. Anti-dilution Provisions.

(a) Class A Common Share Dividends, Subdivisions or Combinations. If the Company shall at any time after the date hereof (A) declare and pay a dividend or make a distribution on Class A Common Shares, in each case, payable in Class A Common Shares, (B) subdivide or split the outstanding Class A Common Shares into a greater number of shares (by any stock split, stock dividend, reclassification or otherwise) or (C) combine or reclassify the outstanding Class A Common Shares into a smaller number of shares (by any reverse stock split or otherwise) (collectively, a “Corporate Action”), then in each such case:

(i) the number of Warrant Shares issuable upon exercise of this Warrant thereafter shall be proportionately adjusted so that the exercise of this Warrant after such event shall entitle the Holder to receive the aggregate number of Class A Common Shares that such Holder would have been entitled to receive had such Holder exercised this Warrant immediately prior to such event (or, if earlier, the record date for such event); and

(ii) the Exercise Price thereafter shall be adjusted to equal the product of the Exercise Price in effect immediately prior to such event multiplied by a fraction (A) the numerator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such event (or, if applicable, the record date for such event) and (B) the denominator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately following such event (or, if applicable, the record date for such event).

Any adjustment made pursuant to this Section 5(a) shall become effective immediately (x) after the record date applicable to such Corporate Action or (y) if there is no applicable record date, after such Corporate Action. In the event that such Corporate Action is not taken following such record date, the adjustments pursuant to this Section 5(a) shall not have any effect.

(b) Certain Distributions. If the Company shall fix a record date for the making of a dividend or other distribution to holders of Class A Common Shares, including through the issuance of evidences of indebtedness, assets, cash, rights or warrants (other than pursuant to Section 5(a)), then in each such case the Exercise Price thereafter shall be reduced by the amount of cash and/or the portion of the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed with respect to one Class A Common Share; provided, that the Exercise Price shall not be reduced below the par value of the Class A Common Shares.

Any adjustment made pursuant to this Section 5(b) shall become effective immediately after the applicable record date. In the event that such dividend or other distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price that would be in effect if such record date had not been so fixed.

(c) Consolidation, Merger or Sale of Assets. In the event of any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Class A Common Shares) or any sale or transfer of all or substantially all of the assets of the Company to the Person formed by such consolidation or resulting from such merger or to the Person that acquires such assets pursuant to any such sale or transfer of all or substantially all of the assets of the Company, as the case may be, the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of securities, cash and/or other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of Class A Common Shares for which this Warrant may have been exercised immediately prior to such consolidation, merger, sale or transfer. In determining the kind and amount of securities, cash and/or other property receivable upon such consolidation, merger, sale or transfer, if the holders of Class A Common Shares have the right to elect as to the consideration to be received upon the consummation of such consolidation, merger, sale or transfer, then the consideration that the Holder shall be entitled to receive upon exercise shall be deemed to be the kind and amount of consideration received by the majority of all holders of Class A Common Shares that affirmatively make an election (or of all such holders if none make an election). Adjustments for events subsequent to the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. In any such event, effective provisions shall be made in the certificate, articles of incorporation and/or bye-laws (or other charter document(s)) of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the Holder shall thereafter continue to be applicable; and the Company shall take such action as is reasonably necessary to ensure that any such resulting or surviving corporation shall assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property and otherwise be bound by the terms of this Warrant as if it were the Company.

(d) Certain Determinations. For purposes of any computation of any adjustment required under Sections (a) through (c) of this Section 5:

(i) adjustments shall be made successively whenever any event giving rise to such an adjustment shall occur;

(ii) if any portion of any distribution or consideration to be received in a transaction as described in Section 5(c) shall be in a form other than cash, the fair market value of such non-cash distribution or consideration shall be utilized in such computation. Such fair market value shall be determined by the Board of Directors (or a committee thereof) in good faith. The Holder shall be notified promptly of any distribution or consideration other than cash and furnished with a description of the consideration and the fair market value thereof, as determined in accordance with the foregoing provisions;

(iii) the number of Class A Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company; and

(iv) no adjustment in the Exercise Price or the number of Warrant Shares issuable upon exercise of the Warrant, as the case may be, shall be required if the amount of such adjustment would be less than one cent or one Class A Common Share (or other share, as applicable), as the case may be; provided, however, that any adjustments which by reason of this Section 5(d)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e) Evidence of Adjustments. Upon the occurrence of each adjustment to the Exercise Price and/or the number of Warrant Shares issuable upon exercise of this Warrant, the Company shall promptly compute such adjustment in accordance with the terms hereof and furnish to the Holder evidence of such adjustment (which may be electronically noted in the Holder’s account with the Company’s third-party stock plan administrator) and showing in reasonable detail the facts upon which such adjustment is based.

(f) Notices. In the event that the Company shall propose at any time to effect any of the events described in Sections (a) through (c) of this Section 5 that would result in an adjustment to the Exercise Price, the number of Warrant Shares issuable upon exercise of this Warrant or a change in the type of securities or property to be delivered upon exercise of this Warrant, the Company shall send notice to the Holder in the manner set forth in Section 7. In the case of a dividend or other distribution (other than a regular cash dividend), the Company shall use reasonable efforts to send such notice at least ten (10) calendar days prior to the applicable record date and shall specify such record date and the date on which such dividend or other distribution is to be made. In any other case, the Company shall use reasonable efforts to send such notice at least fifteen (15) calendar days prior to the effective date of any such event and shall specify such effective date. In the event of a liquidation distribution in respect of the Class A Common Shares, the Company shall use reasonable efforts to send notice to the Holder of such liquidation distribution at least ten (10) calendar days prior to such liquidation distribution or the establishment of a record date in respect thereof. In all cases, such notice shall specify such event in reasonable detail, including the effect on the Exercise Price and the number, kind or class of securities or other property issuable upon exercise of this Warrant. Failure to furnish any evidence of adjustment pursuant to Section 6(e) or to give any notice pursuant to this Section 5(f), or any defect in any such evidence of adjustment or notice, shall not affect the legality or the validity of the adjustment of the Exercise Price and/or the number of securities, cash and/or other property issuable upon exercise of this Warrant, or any transaction giving rise thereto.

(g) Other Adjustments. In case at any time or from time to time the Company shall take any action affecting its share capital as such, other than an action described in this Section 5, that the Board of Directors (or a committee thereof) reasonably determines in good faith will adversely affect the rights of the Holder, the Exercise Price and/or the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted in such manner and at such time as the Board of Directors (or a committee thereof) may reasonably and in good faith determine to be equitable in the circumstances.

6. Acknowledgement of Restrictive Covenants. The Holder represents and agrees that he or she remains bound by the restrictive covenants (including, without limitation, covenants relating to confidentiality, non-competition, and non-solicitation) set forth in one or more award agreements under which the Holder’s Class M common shares were issued (each such agreement as may be amended or restated in accordance with the terms thereof, a “Prior Award Agreement”), and is fully aware of his or her obligations thereunder.

7. Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Warrant shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by email, with electronic or written confirmation of receipt, in each case addressed as follows:

(i)	If to the Company:

Athene Holding Ltd.

Chesney House

96 Pitts Bay Road

Pembroke HM08

Bermuda

Attention: Natasha Scotland Courcy

E-mail: NCourcy@athene.bm

(ii) If to the Holder, at the last known address of such holder as disclosed by the books and records of the Company, and/or to such other Persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof.

8. Rights of the Holder. Prior to any exercise of this Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of shareholders or any notice of any proceedings of the Company except as may be specifically provided for herein.

9. Governing Law. This Warrant and any dispute arising hereunder, including with respect to the formation or validity hereof, shall be governed by, and construed in accordance with, the laws of the State of Bermuda, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Jurisdiction; Enforcement. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court located in Bermuda (each, a “Bermuda Court”) for purposes of any dispute, controversy or claim arising out of, connected with and/or otherwise relating to this Warrant. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such Bermuda Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such Bermuda Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one Bermuda Court to another Bermuda Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Warrant shall, if delivered or sent in accordance with Section 7 of this Warrant, constitute good, proper and sufficient service thereof.

12. Amendments of Warrant; Waiver.

(a) This Warrant may be amended or modified by the Company. Notwithstanding the foregoing, this Warrant may not be modified or amended without the consent of the Holder where such modification or amendment would materially impair the rights of such Holder.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any party may waive any provision of this Warrant with respect to itself if such waiver is approved in writing by such party.

13. Specific Performance. Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant in accordance with this Warrant, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity for injunctive relief or to enforce the provisions of this Warrant, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

14. Entire Agreement. This Warrant (including all exhibits and attachments hereto) and other agreements contemplated hereby and the restrictive covenants contained in the Prior Award Agreement constitute the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Warrant, including, without limitation, any agreements, understandings, representations and warranties, either written or oral, with respect to the Company’s Class M common shares previously held by the Holder.

15. Severability. If any provision of this Warrant is held to be illegal, invalid or unenforceable under any present or future law by a court of competent jurisdiction, (a) such provision shall be fully severable, (b) this Warrant shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Warrant and (c) the remaining provisions of this Warrant shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

16. Tax Consequences. The Holder acknowledges and understands that (a) it is Holder’s responsibility to consult with Holder’s tax advisors with respect to the tax treatment of the Warrant and (b) the Company and its advisors do not provide any tax advice with respect to the Warrant.

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IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of the date first written above.

ATHENE HOLDING LTD.

By:
Name: James R. Belardi
Title: CEO, Athene Holding Ltd.

[Signature Page to the Warrant Agreement]

Annex A

WARRANT EXERCISE NOTICE

(To be executed and delivered upon exercise of Warrant unless Electronic Exercise Procedures are Established)

To: ATHENE HOLDING LTD.

The undersigned irrevocably exercises the within Warrant for the purchase of [___________] shares (the “Warrant Shares”) of Class A Common Shares, par value $0.001 per share, of Athene Holding Ltd., a Bermuda exempted company (the “Company”), at $[_____] per Warrant Share (the Exercise Price currently in effect pursuant to the Warrant) and, unless it is exercising the Warrant pursuant to Section 2(d) of the Warrant, herewith makes payment of $[___________], all on the terms and conditions specified in the within Warrant, surrenders the within Warrant and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of the within Warrant be registered or placed in the name and at the address specified below and delivered thereto.

Date: _________________________

(Signature of Owner)

(Street Address)

(City) (State) (Zip Code)

Payment:    ☐    $__________ wire transfer immediately available funds

  ☐    cashless exercise of Warrant pursuant to section 2(d) hereof

Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised portion of the Warrant evidenced by the within Warrant to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Annex B

WARRANT ASSIGNMENT FORM

Dated [                        ], [            ]

FOR VALUE RECEIVED, [                            ] (the “Assignor”) hereby sells, assigns and transfers
unto [                                                                 ] (the “Assignee”),

            (please type or print in block letters)

(insert address)

its right to purchase up to [                                ] Class A Common Shares represented by this Warrant and does hereby irrevocably constitute and appoint                                                       Attorney, to transfer the same on the books of the Company, with full power of substitution in the premises. The Assignor requests that the Company promptly issue a new Warrant in the name of the Assignee (and if applicable, the Assignor) pursuant to Section 4(c) of the Warrant.

Signature: